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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         COMMISSION FILE NUMBER: 0-12185

                            DAUGHERTY RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)

                 PROVINCE OF BRITISH COLUMBIA                                       NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)           (I.R.S. Employer Identification No.)

                120 PROSPEROUS PLACE, SUITE 201                                         40509
                      LEXINGTON, KENTUCKY                                             (Zip Code)
           (Address of principal executive offices)

                                 NOT APPLICABLE
                              (Full Title of Plan)

             WILLIAM S. DAUGHERTY, 120 PROSPEROUS PLACE, SUITE 201,
                           LEXINGTON, KENTUCKY 40509
                     (Name and Address of Agent for Service)

   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE: (859) 263-3948

                         CALCULATION OF REGISTRATION FEE

                                  Amount of      Proposed maximum     Proposed maximum              Amount of
Title of each class of           shares to be     offering price     aggregate offering            registration
securities to be registered       registered         per share              price                      fee (1)
                                  ----------         ---------        -----------------            --------------

Common Stock, without
par value per share                211,987              $0.63              $133,552                    $12.29
                                   174,798              $0.75              $131,099                    $12.06
                                   -------                                 --------                    ------
                  Total            386,785                                 $264,651                    $24.35

(1) The registration fee applies to all of the shares of the Common Stock to be issued as a result of this Registration Statement.


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                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents are incorporated by reference in this Registration Statement:

            (a)   The Registrant's latest annual report.

            (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest report.

            (c) The description of the class of securities to be registered by this Registration Statement, which are registered under
                  Section 12 of the Securities Ace of 1934, and which were more fully described in the Memorandum and Articles of Registrant is 100,000,000 shares of common stock, without par value.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Gary M. Smith, Esq., an attorney for the Registrant and the counsel who has rendered an opinion as to the legality of the shares of the Registrant's common stock to be offered by this Registration Statement, will own 30,552 shares of such stock that are being registered pursuant to this Registration Statement.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The directors and officers of the Registrant will be indemnified by the Registrant against all costs, losses expenses and liabilities incurred by any such director or officer in the course of the Registrant's business according to the Registrant's Articles of Association. In addition, all directors and officers are covered by a director's indemnification agreement.

            The foregoing discussion of the Registrant's Articles of Association is not intended to be exhaustive and is qualified in its entirety by such document.

ITEM 8.     EXHIBITS.

            The exhibits listed in the following index are filed as part of this Registration Statement. The exhibits indicated by an asterisk (*) are incorporated by reference.

Exhibit
Number                     Description of Exhibit
------                     ----------------------

3(i)(a)* Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

3(i)(b)* Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Registrant from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

3(i)(c)* Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share. Exhibit 3(i)(c) to Form 10 K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

3(i)(d)* Altered Memorandum of Alaska Apollo Resources, Inc., a British Columbia corporation, dated September 9, 1992, changing the authorized capital of the Registrant from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share. Exhibit 3(i)(d) to Form 10 K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

3(i)(e)* Special Resolution of Alaska Apollo Resources, Inc., a British Columbia Corporation, dated June 22, 1998, changing the name of Alaska Apollo Resources Inc. to Daugherty Resources, Inc. and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 50,000,000 shares of common stock, without par value per share, and authorizing the creation of 6,000,000 shares of preferred stock, without par value per share. Altered Memorandum of Daugherty

               Resources, Inc., a British Columbia corporation, dated June 24, 1998, changing the authorized common stock of the Registrant from 50,000,000 shares of common stock, without par value per share, to 10,000,000 shares of common stock, without par value per share. Special Resolution of Alaska Apollo Resources Inc., a British Columbia corporation, dated June 22, 1998, consolidating the authorized preferred shares of 6,000,000 shares to 1,200,000 shares. Altered Memorandum of Daugherty Resources, Inc., a British Columbia Corporation, dated June 25, 1998, changing the authorized preferred stock of the Registrant from 6,000,000 shares of preferred stock, without par value per share to 1,200,000 shares of preferred stock, without par value. Filed as an exhibit to Form 8-K, for the Company for reporting an event on June 29, 1998. File No. 0-12185.

3(i)(f)* Special Resolution of Daugherty Resources, Inc. a British Columbia corporation, dated June 30, 1999, changing the authorized capital of the Registration from 10,000,000 shares of common stock, without par value per share, to 100,000,000 shares of common stock, without par value per share, and from 1,200,000 shares of preferred stock, without par value per share, to 5,000,000 shares of preferred stock, without par value per share. Altered Memorandum of Daugherty Resources, Inc., dated June 30, 1999, changing the authorized capital of the Company to 105,000,000 shares divided into 5,000,000 shares of preferred stock, without par value and 100,000,000 common shares without par value. Special Resolution of Daugherty Resources, Inc., a British Columbia corporation, dated June 30, 1999, altering
               Article 23.1(b) of the Company Articles by substituting a new article 23.1(b) that sets forth the conditions and terms upon which the preferred shares can be converted to common stock. Filed as an exhibit to Form 8-K, for the Company for reporting an event on October 25, 1999. File No. 0-12185

4*             See Exhibits No. 3(i)(a), (b), (c), (d), (e) and (f).

5              Opinion of Gary M. Smith, Esq.

24             Powers of Attorney.

ITEM 9.    UNDERTAKINGS.

            (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                  (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

            (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unforeseeable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on March 6, 2002.

                                            DAUGHERTY RESOURCES, INC.



                                            By:  /s/ William S. Daugherty
                                               --------------------------------
                                                       William S. Daugherty

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                           SIGNATURE                                TITLE                           DATE
                           ---------                                -----                           ----

                    /s/ William S. Daugherty                Chairman of the Board and          March 6, 2002
                    ------------------------                       President
                      William S. Daugherty

                   /s/ Charles L. Cotterell*                       Director                    March 6, 2002
                   -------------------------
                      Charles L. Cotterell

                      /s/ James K. Klyman*                         Director                    March 6, 2002
                      --------------------
                        James K. Klyman

                  By:/s/ William S. Daugherty                                                  March 6, 2002
                     ------------------------
                     William S. Daugherty,
                       Attorney-in-fact *